Exhibit 4.68

This is an English translation

Loan Agreement

Among

Qizhi Software (Beijing) Co., Ltd.

And

Zhengyu Chen

Loan Agreement

This Agreement is signed on April 26, 2012.

Parties to this Agreement:

(1)	Lender:	Qizhi Software (Beijing) Co., Ltd. (“Qizhi Software”)
	Registered Address:	East Suite, 4/F, C&W Plaza, No.14 Jiu Xian Qiao Road, Chaoyang District, Beijing
	Legal Representative:	Hongyi Zhou
	Tel:	010-58781299

(2)	Borrower:	Zhengyu Chen (identification card number No. )

WHEREAS,

(A)	Qizhi Software is a wholly foreign owned enterprise duly registered for incorporation with Beijing Administration of Industry and Commerce on December 28, 2005.

(B)	The Borrower has established Beijing Star World Technology Co., Ltd. (the “Company”) with other two individuals. Now all shareholders of the Company plan to increase registered capital of the Company from RMB 1 million to RMB 10 million.

(C)	Qizhi Software supports the aforesaid plan of the Borrower, and agrees to provide the Borrower with an aggregated loan of RMB 3 million (or equivalent in foreign exchange); the Borrower agrees to accept the loan.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITION

1.1	Unless it is otherwise required in the context, the following terms shall have the meaning defined below:

“Effective Date” shall mean the date as defined in Article 2.2 hereof.

“Parties” shall mean Qihoo and Borrower, while “Party” shall mean Qihoo or Borrower, as the case may be.

2.	LOAN

2.1	Qizhi Software hereby agrees that, Qizhi Software will lend the Borrower additional RMB 2.7million within three business days upon execution of this Agreement. Such additional loan plus the existing loan of RMB 300,000 already released to the Borrower when the Company was established (being aggregated amount of RMB 3 million) are referred to as the “Loan”.

2.2	The Borrower shall provide the Lender with the information of designated bank account, so that the Lender may remit the Loan to the Borrower. The date when the Loan is remitted to the account designated by the Borrower shall be deemed as the Loan payment date. The Loan payment date shall be the Effective Date of this Agreement.

2.3	The Loan provided hereunder is a loan without interest.

2.4	The term of this Agreement is 10 years, i.e. the period of the loan is 10 years; upon expiration of this Agreement, the Parties agree that this Agreement may be automatically renewed for another term of 10 years.

3.	DISPOSITION OF LOAN

3.1	The Borrower may only use the Loan for normal operation of the Company as mentioned above.

3.2	With the agreement of the Parties through negotiation, the Borrower may repay the Loan or any part thereof at any time before the expiration of the period of the Loan; the Lender may also with its discretion grant a grace period to the Borrower for the payment.

3.3	Upon request of Qizhi Software, the Borrower shall give a written report to Qizhi Software from time to time, including the costs and expenses during certain period as duly calculated by the Borrower.

3.4	For repayment of the Loan hereunder, the Borrower shall pay an amount in RMB or in equivalent foreign exchange to the following account of Qizhi Software:

Bank of Account: China Merchants Bank, Jianguo Road Branch, Account No: 2684188810001 Name of Account: Qizhi Software (Beijing) Co., Ltd.

4.	CONFIDENTIALITY

4.1	For the purpose of this Article 4, “Confidential Information” shall mean:

(a)	Any and all information disclosed by Qihoo to the Borrower or acquired by the Borrower during the term of this Agreement, whether in written, electronic, oral or visual form, including but not limited to any and all information relating to the relevant technology;

4.2	For avoidance of any doubt, “Confidential Information” shall exclude:

(a)	Any information received from any Party becomes or has become known publicly, without intentional action or negligence or inaction of any Party or its agent, consultant, director, officer, employee or representative;

(b)	Disclosure of any information is required by any applicable law or any regulation or rule of any government authority, statutory agency or regulatory agency; and

(c)	Any information disclosed by any Party to its bank, financial consultant, advisor, legal consultant or any other consultant for the purpose of this Agreement.

The Borrower may exercise any of the rights mentioned in Item (a) through Item (c) above provided that it has provided Qizhi Software with the reasonable evidence.

4.3	The Borrower hereby warrants to Qizhi Software:

(a)	It will only use the Confidential Information for the performance of this Agreement and for the purpose of this Agreement, and will not use such information for any other purpose;

(b)	It will strictly keep confidentiality of all Confidential Information;

(c)	It may not disclose or provide any Confidential Information to any person or party other than its representative without the prior written consent of Qizhi Software. Such written consent shall expressly and specifically state which part of the Confidential Information may be disclosed or provided, and which person or party may be disclosed or provided to.

4.4	The confidentiality obligation mentioned above shall survive after termination of this Agreement without limitation of time, until and unless any confidential information enters into the public domain according to the provisions above.

5.	BREACH OF CONTRACT

If either Party directly incurs any costs or expenses or any other liabilities, or suffers any loss (including loss of profit) due to breach of this Agreement by the other Party, the breaching party shall indemnify the said Party against such costs, expenses, liabilities and losses, including any paid, payable or past interests.

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6.	FORCE MAJEURE

6.1	Neither Party shall be liable for its failure or delay in performance of this Agreement due to any event unforeseeable, inevitable or uncontrollable on the date of this Agreement (“Force Majeure”), including but not limited to government or military action, fire, strike, lockout, epidemic, government restriction, war, riot, earthquake, rainstorm, hurricane, typhoon and floods.

6.2	To the extent permitted, the Party affected by the Force Majeure (“Affected Party”) shall immediately give a notice to the other Party, and shall use its reasonable efforts to make remedies.

6.3	If the Affected Party fails or delays to perform any obligation or any part thereof due to any event of Force Majeure, it shall be exempted from performance of such obligation or performance of such obligation shall be suspended to the extent and period so affected. The Affected Party shall resume the performance of this Agreement immediately after the end of Force Majeure.

6.4	Obligations accrued hereunder prior to the occurrence of Force Majeure shall not be exempted.

7.	GOVERNING LAW AND DISPUTE SETTLEMENT

7.1	This Agreement shall be governed by and construed in accordance with the applicable laws of China.

7.2	Any dispute arising from the formation, performance, termination or validity of this Agreement or in connection with this Agreement shall be settled by the Parties through friendly negotiation. If no settlement can be reached through negotiation, the dispute shall be submitted to Beijing Arbitration Commission for arbitration in accordance with its effective arbitration rules and procedures when the petition for arbitration is filed.

7.3	During the period after the filing of arbitration to the issuance of the arbitral award, the Parties shall continue to perform its obligations hereunder without prejudice to the issuance of the final arbitral award.

8.	MISCELLANEOUS

8.1	This Agreement shall be written in Chinese and executed in duplicate, one for each party hereto and each being of equal legal force.

8.2	This Agreement shall supersede all prior agreements, arrangements and warranties between the Parties with respect to the subject matter of this Agreement. Such prior agreements, arrangements and warranties shall become ineffective on the date when this Agreement is executed.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

Qizhi Software (Beijing) Co., Ltd.

/s/ [Company Stamp of Qizhi Software (Beijing) Co., Ltd.]

Borrower:

/s/ Zhengyu Chen

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